UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

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The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 7, 2012

To the Stockholders of THE BANCORP, INC.:

Notice is hereby given that the annual meeting (the “Meeting”) of stockholders of THE BANCORP, INC., a Delaware corporation (the “Company”), will be held at 1818 Market Street, 28th Floor, Philadelphia, PA 19103 on Monday, May 7, 2012 at 9:00 A.M., Philadelphia time, for the following purposes:

1.	To elect the ten directors named in the enclosed proxy statement to serve until the next annual meeting of stockholders.

2.	To approve, in an advisory (non-binding) vote, the Company’s 2011 compensation program for its named executive officers.

3.	To approve the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.

4.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only stockholders of record on the books of the Company at the close of business on March 9, 2012 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of the Company at 409 Silverside Road, Wilmington, Delaware 19809.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Directors

Paul Frenkiel
Secretary

Wilmington, Delaware
March 23, 2012

Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on May 7, 2012:

The proxy statement and our 2011 Annual Report are available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=4054569&GKP=203269

The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

GENERAL

Introduction

The annual meeting (the “Meeting”) of stockholders of The Bancorp, Inc. (the “Company”) will be held on Monday, May 7, 2012, at 9:00 A.M., Philadelphia time, at 1818 Market Street, 28th Floor, Philadelphia, PA 19103, for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 9, 2012 will be entitled to notice of and to vote at such Meeting.

This statement is furnished in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies from holders of the Company’s common stock, par value $1.00 per share (the “Common Shares”), to be used at such Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy will be sent on or about March 31, 2012 to stockholders of record as of March 9, 2012.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company at its Wilmington address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

The cost of soliciting proxies will be borne by the Company, Directors, officers and regular employees of the Company may solicit proxies either personally, by letter or by telephone. Such directors, officers and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Shares.

Annual Report and Report on Form 10-K

The Company’s 2011 Annual Report to Stockholders, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2011, is being sent to stockholders of record as of March 9, 2012. Stockholders of record as of March 9, 2012, and beneficial owners of the Company’s Common Shares on that date, may obtain from the Company, without charge, a copy of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), by a request therefor in writing. Any such request from a beneficial owner of the Company’s Common Shares must set forth a good faith representation that, as of the record date for this solicitation, March 9, 2012, the person making the request was the beneficial owner of the Company’s Common Shares. Such written requests should be directed to The Bancorp, Inc., Attention:  Paul Frenkiel, 409 Silverside Road, Wilmington, Delaware 19809.

Stockholders Sharing an Address

Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from the Company at The Bancorp, Inc., Attention: Andres Viroslav, 409 Silverside Road, Wilmington, Delaware 19809, telephone number (215) 861-7990. The Company will promptly deliver a copy of the requested materials.

Similarly, a stockholder sharing an address with another stockholder who has received multiple copies of the Company’s proxy materials may use the contact information above to request delivery of a single copy of these materials.

Voting at the Meeting

At the Meeting, only those holders of Common Shares at the close of business on March 9, 2012, the record date, will be entitled to vote. As of the record date, 33,096,281 Common Shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the Meeting. Stockholders do not have cumulative voting rights.  The presence at the Meeting in person or by proxy of holders of outstanding Common Shares entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum. The presence of a quorum for any proposal establishes a quorum for all of the proposals, even if holders of outstanding Common Shares entitled to cast a majority of all the votes entitled to be cast at the Meeting do not vote on all of the proposals.

In March 2011, the Board of Directors approved an amendment to the Company’s bylaws to provide for a majority vote standard in an uncontested election of directors.  Accordingly, in order to be elected as a director in an uncontested election, each director is elected by a majority of votes cast with respect to such director nominee.  (See “Standard for Election of Directors,” below.)  All other matters to be voted on at the Meeting  require for approval the favorable vote of a majority of the votes cast on the applicable matter at the meeting in person or by proxy.

A failure by brokers to vote Common Shares held by them in nominee name will mean that such Common Shares will not be counted for the purposes of establishing a quorum and will not be voted.  If a broker does not receive voting instructions from the beneficial owner of Common Shares on a particular matter and indicates on the proxy delivered with respect to such Common Shares that it does not have discretionary authority to vote on that matter, which is referred to as a broker “non-vote,” those Common Shares will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted.  Brokers that are member firms of the New York Stock Exchange and who hold Common Shares in street name for customers only have discretion to vote those shares with respect to the approval of the selection of the auditor (Proposal 3 below), and do not have discretion to vote those shares with respect to the other proposals.  Should any matters not described above be properly presented at the Meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the meeting or any adjournment, postponement in continuation thereof.

With respect to the election of directors described in Proposal 1 below, the advisory votes on the Company’s compensation program for its named executive officers and the frequency of votes, as described in Proposals 2, votes that are withheld and broker “non-votes” will not be counted as votes cast on the matter and will have no effect on the result of the vote. With respect to the approval of the selection of Grant Thornton LLP described in Proposal 3 below, or with respect to any other matter properly brought before the Meeting requiring the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present, either in person or by proxy, for approval, (a) abstentions will be counted as votes cast on any matter and will have the effect of a vote against the relevant proposal and (b) broker “non-votes” will not be counted as votes cast on any matter, and will have no effect on the results of the votes with respect to such proposals and other matters.

Advisory (or non-binding) votes

Stockholder votes on Proposal 2 are advisory votes. An advisory vote is a mechanism that allows for stockholders of the Company to tell the Board of Directors how they feel about certain issues facing the Company, such as executive compensation. The results of an advisory vote are non-binding, which means that the Board of Directors is not required by law to take any specific action in response to the results of the vote. However, the Board of Directors strongly values feedback from the Company’s stockholders and will take the results of an advisory vote into account when considering future actions.

PROPOSAL 1. ELECTION OF DIRECTORS

Directors and Nominees

The Bylaws of the Company provide that the number of directors shall be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at ten. All directors are elected for a term of one year or until their successors are elected and qualified. The Board of Directors, upon the recommendation of its Nominating and Governance Committee, has nominated Betsy Z. Cohen, Daniel G. Cohen, Walter T. Beach, Michael J. Bradley, Matthew Cohn, William H. Lamb, Frank M. Mastrangelo, James J. McEntee III, Linda Schaeffer and Joan Specter, all of whom were elected at the 2011 annual meeting, for election at the Meeting for a term to expire at the 2013 annual meeting or until their successors are elected or appointed.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the current directors. Should any of the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other person as the Nominating and Governance Committee of the Board of Directors may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among the directors, nominees and executive officers of the Company, except that Daniel G. Cohen, who is currently the Chairman of the Board of Directors and the Chairman of the Executive Committee of the Board of Directors, is the son of Betsy Z. Cohen, a director and the Chief Executive Officer of the Company.

Following are summaries of the background, business experience and principal occupations of the nominees and current directors.

Betsy Z. Cohen, age 70, has been Chief Executive Officer of both the Company and its wholly-owned subsidiary, The Bancorp Bank (the “Bank”), since September 2000 and Chairman of the Bank since November 2003. She has served as the Chairman of the Board of Trustees and as a trustee of RAIT Financial Trust (NYSE: RAS), a real estate investment trust (“RAIT”), since its founding in August 1997, through her resignation  as of December 31, 2010 and served as  RAIT’s Chief Executive Officer from 1997 to 2006.  Mrs. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen was Chairman and Chief Executive Officer of JeffBanks, Inc. from its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (NYSE: AET), an insurance company. For information regarding the relationships between the Company, the Bank and RAIT, see “Certain Relationships and Related Party Transactions.”

Daniel G. Cohen, age 42, has been the Chairman of the Company and Chairman of the Company’s Executive Committee of the Board of Directors since its inception in 1999. From 1999 to September 2000 he served as the Company’s Chief Executive Officer. Mr. Cohen is Vice-Chairman of the Bank’s Board of Directors and Chairman of its Executive Committee. He had previously been Chairman of the Bank’s Board of Directors from September 2000 to November 2003 and, from July 2000 to September 2000, had been the Bank’s Chief Executive Officer. Mr. Cohen has served as Chief Executive Officer and Chief Investment Officer of Institutional Financial Markets, Inc. (NYSE Amex: IFMI), formerly Cohen & Company Inc.,  and Alesco Financial, Inc. (which merged into IFMI), investment firms specializing in credit-related fixed income investments, since December 2009, as their respective Chairman of the Board of Directors since October 2006 and as Executive Chairman from October 2006 through December 2009.  In addition, before its merger with and into Alesco Financial, Mr. Cohen served as the Chairman of the Board of Managers of Cohen Brothers LLC since 2001, as Chief Investment Officer since October 2008 and as Chief Executive Officer since December 2009.  He previously served as Chief Executive Officer of RAIT from December 2006 when it merged with Taberna Realty Finance Trust to February 2009, and served as a trustee from the date RAIT acquired Taberna until his resignation from that position in February 2010.  Mr. Cohen was Chairman of the Board of Trustees of Taberna Realty Finance Trust from its inception in March 2005 until December 2006 and its Chief Executive Officer from March 2005 to December 2006.  Mr. Cohen is currently a director of Star Asia, a joint venture investing in Asian commercial real estate and a director of Muni Funding Company of America, LLC, a company investing in middle-market non-profit organizations.  He also served as the Chairman of the Board of Dekania Acquisition Corp. (NYSE: DEK), a business combination company focused on acquiring businesses that operate within the insurance industry, from its inception in February 2006 until December 2006, and remained a director of Dekania Acquisition Corp until its liquidation in February 2009. Mr. Cohen served as a member of the board of directors of TRM Corporation (OTC: TRMM), a consumer services company, from 2000 to September 2006 and as its Chairman from 2003 to September 2006. For information regarding the relationships between the Company, Institutional Financial Markets, Inc. and RAIT, see “Certain Relationships and Related Party Transactions.”

Walter T. Beach, age 45, has been a director of both the Company and the Bank since 1999. Mr. Beach has been the Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997. From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm, where he was, beginning in 1994, responsible for the firm’s investment decisions for its principal equity product. From 1992 to 1993, he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm. From 1991 to 1992 he was an analyst at Industry Analysis Group, an industry and economic consulting firm. Mr. Beach has served as a director of Resource Capital Corp. (NYSE:RSO), a real estate investment trust, since 2005.  Mr. Beach has served as a director of Institutional Financial Markets, Inc. since December 2009.

Michael J. Bradley, age 67, has been a director of both the Company and the Bank since February 2005. Mr. Bradley has been a co-owner and Managing Director of BF Healthcare, Inc., a supplier of physician services to hospitals and assisted living facilities, since 1998. Mr. Bradley has served on the Board of Directors of Resource America, Inc. (NASDAQ: REXI), a specialized asset management company, since March 2005, and SourceCorp., a provider of business process outsourcing solutions, since 1996. Mr. Bradley has also served on the Managing Board of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL), an oil and gas pipeline company, since 2004. From 1988 to 1998, Mr. Bradley served as Chairman of First Executive Bank, and from 1998 to 2003 he served as Vice Chairman of First Republic Bank.  Mr. Bradley is a certified public accountant.

Matthew Cohn, age 42, has been a director of both the Company and the Bank since 1999. Mr. Cohn was the founder, in 1998, and is the Vice Chairman of the ASI Show!, a producer of trade shows in Chicago, San Diego, Orlando, San Diego, New York, and Dallas. Under Mr. Cohn's leadership, the ASI Show received the prestigious INC 500 Award, recognizing the company as one of the fasting growing privately held companies in the United States in 2003, and ASI has been named a "Best Place to Work" by numerous journals and newspapers. In addition, since 1992, Mr. Cohn has been the Chief Executive Officer of the Medical Data Institute, a medical data base publisher, the Chairman of ASI Computer Systems, a company providing order management software, services, and support, and the Vice Chairman of the Advertising Specialty Institute, a media and internet development company.  Mr. Cohn serves on the international board of the Juvenile Diabetes Research Foundation, was a past board member of The Society of Independent Show Organizers, and is active with The Young Presidents Organization, as a past board member and current member of the membership committee as well as the International Events Committee.

William H. Lamb, age 72, has been a director of both the Company and the Bank since January 2004. Mr. Lamb has been Chairman of Lamb McErlane, PC, a law firm, since January 2004 and from January 1971 to January 2003. From January 2003 through January 2004, Mr. Lamb served as a Justice of the Pennsylvania Supreme Court. Mr. Lamb served as a director and corporate secretary of JeffBanks, Inc. and Jefferson Bank until their acquisition by Hudson United Bank in November 1999.

Frank M. Mastrangelo, age 44, has served as the President, Chief Operating Officer and a Director of both the Company and the Bank since 1999. From 1995 through 1999 he was a Senior Vice President and the Chief Technology Officer for Jefferson Bank. He currently serves on the board of St. Mary’s Franciscan Shelter, a homeless shelter for families in Phoenixville, Pennsylvania, as a Trustee of Montgomery School, a kindergarten through eighth-grade independent school in Chester Springs, Pennsylvania, on the board of Exceptional Care for Children, a residential health care facility serving the needs of technology dependent children and their families in Newark, Delaware, and a board member of the Elite Companies Charitable Foundation, a private family charitable foundation in Exton, Pennsylvania.

James J. McEntee III, age 54, has been a director of both the Company and the Bank since September 2000. Mr. McEntee was the Chief Executive Officer of Alesco Financial, Inc. from the date of its incorporation in 2006 until its merger with Cohen & Company in December 2009 and was the Chief Operating Officer of Cohen & Company from March 2003 until December 2009, and is currently a managing director of Institutional Financial Markets, Inc.  Mr. McEntee was a principal in Harron Capital, L.P., a media and communications venture capital fund, from 1999 to September 2002. From 1990 through 1999, Mr. McEntee was a stockholder at Lamb McErlane, PC, and from 2000 until 2004 was of counsel to Lamb McErlane. Mr. McEntee was previously a director of Pegasus Communications Corporation, a publicly held provider of communications and other services, and of several other private companies. See “Certain Relationships and Related Party Transactions” regarding Cohen Bros.

Linda Schaeffer, age 48, has been a director of the Company since 1999 and of the Bank since 2005.   Ms. Schaeffer has been a private investor in real estate through SLS Associates, LP. since 1997.   She was a Certified Public Accountant from 1996 until 2008 and served as such in both private and public practice.  From 1990 until 1997 she was President of JMLS Enterprises, Inc., doing business as  Computertots, a company specializing in computer education.  From 2004 until 2008 she was President of MSKS Corporation, Inc., doing business as Abrakadoodle, a company specializing in art education.

Joan Specter, age 78, has been a director of both the Company and the Bank since 1999. Ms. Specter has been a member of the boards of directors of numerous businesses, educational and charitable organizations, including Ridgeway Philips Company, a provider of home healthcare, Chestnut Hill College, University of the Arts, Medical College of Pennsylvania, the Reading Terminal, operator of the Reading Terminal Market, the Philadelphia Cultural Fund and the Greater Philadelphia Urban Affairs Coalition. From 1980 through 1996, she was city councilwoman at-large for the City of Philadelphia.

The Board of Directors has not adopted specific minimum qualifications for service on the board, but rather seeks a mixture of skills that are relevant to the Company’s business as a bank and bank holding company.  The following presents a brief summary of the attributes of each director that led to the conclusion that he or she should serve as such:

Mrs. Cohen has multiple decades of experience in banking and has served as Chief Executive Officer and in other capacities for several banking institutions since 1974. She has been directly involved in all aspects of financial institutions management.

Mr. Cohen has served as a director of, and in other significant management capacities with, a number of financial companies.   In addition to experience in commercial real estate, he has considerable experience in securities, investment management and capital markets.

Mr. Beach has extensive experience in investment management, corporate finance and capital markets.  He is deemed an audit committee financial expert which, among other factors, reflects the quantitative and analytical skills developed in his experience as a director of research for an investment management firm.

Mr. Bradley has served as chairman and in other significant capacities for financial institutions and served as Chief Executive Officer of several University hospitals, including Columbia Presbyterian Medical Center and Thomas Jefferson University Hospital. Within these capacities, he was involved in significant management functions with respect to business and financial matters.

Mr. Cohn has significant experience in founding, leading and having senior roles in a variety of companies, including mid-size businesses of the type that are the Bank’s primary clients.  In addition he has considerable experience with electronic distribution and technology based companies.

Mr. Lamb has extensive experience as a director of public bank holding companies, beginning in 1974.  Additionally, he has significant legal experience with respect to business and financial matters and has particular knowledge of the southeastern region of Pennsylvania, which is one of the primary markets served by the Company.

Mr. Mastrangelo has broad operational and managerial experience in the banking industry.  Additionally, he has significant technology and systems infrastructure experience.

Mr. McEntee has extensive experience in corporate law and financial institution management, as well as significant managerial experience in investments and capital markets operations.

Ms. Schaeffer provides business experience and perspective as a successful business owner and financial knowledge and experience through her former accounting practice.

Ms. Specter has significant managerial and legislative experience and provides knowledge and understanding of the Philadelphia region with strong ties to the local community.

 Standard for Election of Directors

The number of votes required in order to be elected as a director depends on whether an election is contested or uncontested. An election is uncontested if no stockholder provides proper notice of an intention to nominate one or more candidates to compete with the Board of Directors’ nominees in a director election, or if any such stockholders have withdrawn all such nominations at least five days prior to the mailing of notice of the meeting to stockholders. As no such notice has been provided, the director election described in this Proposal 1 is an uncontested election. In order to be elected as a director in an uncontested election, each director is elected by a majority of votes cast with respect to such director nominee. A “majority of votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the total number of votes cast with respect to that director’s election. Votes “cast” include votes “for” and votes “against,”, but excludes abstentions with respect to a director’s election or with respect to the election of directors in general. In a contested election, directors will be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present.

If an incumbent director nominated for election as a director receives a greater number of “against” votes for his or her election than votes “for” such election, then that director, as a holdover director, must tender an offer of his or her resignation to the Board of Directors for consideration promptly following certification of such vote. The Nominating and Governance Committee must promptly consider any resignation offer so tendered and a range of possible responses, based on any facts or circumstances they consider relevant, and make a recommendation to the Board of Directors as to the response to the resignation offer. If each member of the Nominating and Governance Committee received a majority against vote at the same election, then the independent directors who did not receive a majority against vote must appoint a committee among themselves to consider the resignation offers and to recommend to the Board of Directors a response to the resignation offers. The Board of Directors must take action on the Nominating and Governance Committee’s recommendation (or committee of independent directors’ recommendation) within 90 days following certification of the stockholder vote. Any director whose resignation is under consideration must abstain from participating in any board or committee deliberations regarding the acceptance of his or her offer of resignation or the offer of resignation of any other director tendered because that director received a majority against vote.

If an incumbent director’s offer of resignation is accepted by the Board of Directors, then such director will cease to be a member of the Board of Directors upon the effective date of acceptance by the Board of Directors of the offer of resignation. If an incumbent director’s offer of resignation is not accepted by the Board of Directors, then such director will continue to serve until the earlier of the next annual meeting and until his or her successor is elected and qualifies and his or her subsequent resignation or removal.

If any nominee for director who is not an incumbent fails in an uncontested election to receive a majority of votes cast at a meeting of stockholders duly called and at which a quorum is present, such nominee will not be elected and will not take office. All of the Board of Directors’ nominees for election as a director at the Meeting are incumbents. If an incumbent director’s offer of resignation is accepted by the board of directors, or if a non-incumbent nominee for director is not elected, the Board of Directors may fill any resulting vacancy or may decrease the size of the Board of Directors pursuant to the Company’s bylaws.

The Board of Directors unanimously recommends a vote “FOR” the election of each nominee.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth the number and percentage of the Company’s Common Shares owned as of March 9, 2012 by each of the Company’s directors and executive officers, all of the directors and executive officers as a group and other persons who beneficially own more than 5% of the Company’s outstanding voting securities. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

Directors (2)	Common shares (1)		Percent of class
Cohen, Betsy	1,605,753	(3)	4.78%
Cohen, Daniel	639,621	(4)	1.91%
Beach, Walter	1,027,552	(5)	3.10%
Bradley, Michael	21,000	(6)	*
Cohn, Matt	53,063	(7)	*
Lamb, William	152,723	(8)	*
McEntee, James	120,943	(9)	*
Mastrangelo, Frank	180,508	(10)	*
Schaffer, Linda	35,671	(11)	*
Specter, Joan	13,874	(12)	*

Executive Officers (2)
Frenkiel, Paul	23,801	(13)	*
Birenbaum, Arthur	119,793	(14)	*
McGraw, Don	64,445	(15)	*
Pareigat, Tom	903	(16)	*

All executive officers and directors (14 persons)	4,044,650	(17)	11.76%

Other owners of 5% or more outstanding shares
Wellington Management	3,195,824	(18)	9.66%
Donald A Yacktman	2,411,581	(19)	7.29%
BlackRock, Inc.	1,844,362	(20)	5.57%
Royce & Associates	1,636,465	(21)	4.94%
Second Curve Capital LLC	1,692,832	(22)	5.11%

*	Less than 1%

(1)	Includes: (a) Common Shares and (b) Common Shares receivable upon exercise of options held by such person which are vested or will vest within 60 days of March 9, 2012.

(2)	The address of all of the Company’s directors and executive officers is 409 Silverside Road, Wilmington, DE 19809.

(3)
Consists of: (a) 359,434 Common Shares owned directly; (b) 454,535 Common Shares held by Solomon Investment Partnership, L.P., of which Mrs. Cohen and her spouse are the sole limited partners and the sole shareholders, officers and directors of the corporate general partner; (c) 513,741 Common Shares issuable upon exercise of options; (d) 111,924 Common shares held by the Individual Retirement Account (“IRA”) of Mrs. Cohen’s spouse; (e) 150,000 Common Shares held by her spouse; (f) 1,119 Common Shares held in a 401(k) plan account for the benefit of Mrs. Cohen; and (f) 15,000 Common Shares owned by a charitable foundation of which Mrs. Cohen is a co-trustee. Excludes (a) 100,000 shares owned by the Resource America, Inc. Supplemental Employee Retirement Plan trust, of which Mrs. Cohen’s spouse is the beneficiary; and (b) 18,972 Common Shares owned by Resource America, of which Mrs. Cohen’s spouse is chairman.

(4)
Consists of: (a) 259,401 Common Shares held directly; (b) 364,991 Common Shares issuable upon exercise of options; (c) 229 Common Shares held in a 401(k) plan account for the benefit of Mr. Cohen; and (d) 15,000 Common Shares owned by a charitable foundation of which Mr. Cohen is a co-trustee.

(5)
Consists of: (a) 135,922 Common Shares owned directly; (b) options to purchase 15,874 Common Shares; and (c) 875,756, Common Shares owned by various accounts managed by Beach Investment Counsel, Inc., Beach Asset Management, LLC or Beach Investment Management, LLC, investment management firms for which Mr. Beach is a principal and which possess investment and/or voting power over the shares. The address for these investment management firms is Five Tower Bridge, 300 Barr Harbor Drive, Suite 220, West Conshohocken, PA 19428. 431,131 of Mr. Beach’s Common Shares are pledged as security under various debt arrangements.

(6)	Consists of: (a) 10,000 Common Shares owned directly and (b) 11,000 Common Shares issuable upon exercise of options.

(7)	Consists of: (a) 38,189 Common Shares owned directly and (b) 14,874 Common Shares issuable upon exercise of options.

(8)
Consists of: (a) 123,723 Common Shares owned directly, (b) 15,500 Common Shares held in trusts for the benefit of members of Mr. Lamb’s immediate family, (c) 3,500 Common Shares held in a pension plan for the benefit of Mr. Lamb and (d) 10,000 Common Shares issuable upon exercise of options.

(9)	Consists of: (a) 92,694 Common Shares owned directly and (b) 28,249 Common Shares issuable upon exercise of options.

(10)
Consists of: (a) 23,143 Common Shares owned directly, (b) 2,787 Common Shares held by the IRA of Mr. Mastrangelo’ s spouse, (c) 148,748 Common Shares issuable upon exercise of options and (d) 5,830 Common Shares held in a 401(k) plan account for the benefit of Mr. Mastrangelo.

(11)	Consists of: (a) 22,371 Common Shares owned directly, (b) 2,300 Common Shares held by the IRA of Ms. Schaeffer’s spouse and (c) 11,000 Common Shares issuable upon exercise of options.

(12)	Consists entirely of 13,874 Common Shares issuable upon exercise of options.

(13)	Consists of (a) 22,000 Common Shares issuable upon exercise of options and (b) 1,801 Common Shares held in a 401(k) plan account for the benefit of Mr. Frenkiel.

(14)
Consists of: (a) 6,353 Common Shares owned directly, (b) 107,999 Common Shares issuable upon exercise of options, (c) 1,149 Common Shares held by Mr. Birnbaum’s spouse and (d) 4,292 common shares held in a 401(k) plan account for the benefit of Mr. Birenbaum.

(15) (16)
Consists of: (a) 17,317 Common Shares owned directly, (b) 42,749 Common Shares issuable upon exercise of options and (c) 4,379 Common Shares held in a 401(k) plan account for the benefit of Mr. McGraw.

Consists entirely of 903 Common shares held in a 401(k) plan account for the benefit of Mr. Pareigat.

(17)
Excludes 15,000 Common Shares reported as beneficially owned by Daniel G. Cohen as a co-trustee of a charitable foundation as these shares are also reported as beneficially owned by Betsy Z. Cohen, the other co-trustee, and included in the total.

(18)	Based solely on a Form 13G/A filed by Wellington Management Company, LLP. on February 14, 2012. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(19)
Based solely on a Form 13G/A filed by Donald A. Yacktman. on February 2, 2012. The address of Donald A. Yacktman is 6300 Bridgepoint Parkway, Bldg. 1, Suite 320, Austin, TX 78730. Consists of: (a) 1,096,000 held by The Yacktman Funds Inc., and (b) 1,315,581 held by Yacktman Asset Management Co.

(20) (21) (22)
Based solely on the Form 13G/A filed by BlackRock, Inc. on February 9, 2012.  The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

Based solely on a Form 13G filed by Royce & Associates LLC on January 26, 2012. The address of Royce & Associates LLC is 745 Fifth Avenue, New York, NY 10151.

Based solely on Form 13G filed by Second Curve Capital, LLC on March 5, 2012.  The address of Second Curve Capital, LLC is 237 Park Avenue, 9th Floor, New York, NY 10017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports.

Based solely on its review of the reports received by it, the Company believes that, during fiscal 2011, no officers, directors or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis.

NON-DIRECTOR EXECUTIVE OFFICERS

Information is set forth below regarding the background of each of the Company’s executive officers who is not also a director. For the Company’s officers who are also directors, Betsy Z. Cohen and Frank M. Mastrangelo, this information can be found above under “Proposal 1. Election of Directors—Directors and Nominees.”

Arthur M. Birenbaum, age 55, has been Executive Vice President-Commercial Loans and, before that, Senior Vice President-Commercial Loans of both the Company and the Bank since January 2001. From 1993 through December 2000, Mr. Birenbaum was at Jefferson Bank, ending as its Senior Vice President-Philadelphia Business Banking Lending Group, and serving as co-Chairman of its Government Lending Task Force, coordinator of asset-based lending and member of its Loan Production Oversight Committee. From 1987 through 1993 he was a Vice President of Commercial Lending for Meridian Bank and the Bank of Old York Road and, from 1980 through 1987, he was employed at Westinghouse Credit Corporation, General Electric Capital Corporation, Suburban Bank and First National Bank of Maryland in the Washington, D.C. metropolitan region.

Paul Frenkiel, age 59, has been Executive Vice President of Strategy, Chief Financial Officer and Secretary of both the Company and the Bank since September 2009. From November 2000 through October 2008 he was Chief Financial Officer of Republic First Bancorp, Inc. (NASDAQ: FRBK). From January 2005 through September 2009, Mr. Frenkiel also served as Chief Financial Officer and in other capacities for First Bank of Delaware, which was spun-off from Republic First Bancorp, Inc. Mr. Frenkiel previously served as Chief Financial Officer of Jeffbanks, Inc., until its acquisition by Hudson United Bancorp in July 2000. Mr. Frenkiel is a certified public accountant.

Donald F. McGraw, Jr., age 55, has been Executive Vice President and Chief Credit Officer of both the Company and the Bank since 1999. From 1986 through 1998, he was a Senior Vice President–Credit Administration for Jefferson Bank. From 1977 to 1986, he was a bank examiner at the FDIC.

Thomas G. Pareigat, age 52, joined the Company in February 2011 as its General Counsel.  From 2003 to 2011 was a partner in the Minneapolis law firm of Lindquist & Vennum PLLP where he concentrated his practice on banking law and regulatory compliance matters as a member of the firm's Financial Institutions Practice Group.  During his tenure at the firm, from 2005 to 2007, he served as Senior Vice President and Regulatory Counsel for Marshall BankFirst Corporation.  From 2001 to 2003, Mr. Pareigat was Vice President and Corporate Counsel for Marquette Bancshares, Inc. and its subsidiary banks until their principal acquisition by Wells Fargo.  From 1989 to 2001 he served as Senior Attorney with Bankers Systems, Inc. (now Wolters Kluwer Financial Services).

CORPORATE GOVERNANCE

Director Independence

The Company’s Common Shares are listed on the NASDAQ Global Select Market under the symbol “TBBK” and the Company is subject to the listing standards thereof. The Board of Directors has determined that Mr. Beach, Mr. Bradley, Mr. Cohn, Mr. Lamb, Ms. Schaeffer and Ms. Specter each meet the definition of an independent director set forth in the NASDAQ rules. In making these determinations, the Board of Directors reviewed information from each of these directors concerning all their respective relationships with the Company and its affiliates and analyzed the materiality of those relationships.

Board Leadership Structure and Role in Risk Oversight

Since inception, the Board of Directors has separated the Chairman and Chief Executive Officer positions. At this time, it does not envision a need to change that structure. However, it must be noted that the practice is related to other planning processes such as succession planning, and thus could be changed at any time.

The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the Board of Directors, although the Board of Directors and all of its committees are sensitive to risks relating to the Company and its operations. The Audit Committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. Through its interaction with the Company’s senior management, the Audit Committee oversees credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). The Chief Risk Officer meets at least quarterly with the Audit Committee to discuss potential risk or control issues involving management. The Audit Committee reports regularly to the Board of Directors, which also considers the Company’s entire risk profile, including additional strategic and reputational risks. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. While this division of responsibility is the most effective approach for addressing the risks facing the Company, it will continue to re-examine the Board of Directors leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

Board Meetings

The Board of Directors held a total of 12 meetings during fiscal 2011. During fiscal 2011, all directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which the director had been a director and (b) the total number of meetings held by all committees of the Board of Directors on which the director served during the periods that the director served. It is the policy of the Board of Directors that all directors attend the annual meeting of stockholders of the Company, if practicable.

Communications with the Board

Stockholders, employees and others who wish to communicate with the Board of Directors may do so by sending their correspondence to The Bancorp, Inc., Attention: Secretary Paul Frenkiel, 409 Silverside Road, Wilmington, Delaware 19809. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder of the Company and clearly state whether the intended recipients are all or individual members of the Board. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate.

Corporate Governance Materials

The Company’s Code of Business Conduct and Ethics (the “Code of Business Conduct”), Corporate Governance Guidelines and the charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available on the Company’s website, https://secure.thebancorp.com/ir.asp. Copies of these documents are available, free of charge, upon written request to: The Bancorp, Inc., Attention: Andres Viroslav, Investor Relations, 409 Silverside Road, Wilmington, Delaware 19809.  The Company will satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct  by posting such information on the Company's website.

Board Committees

The Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Governance Committee. The committees on which directors serve, the chairman of each committee, and the number of meetings held during 2011 are set forth below.

Board Member	Audit	Compensation	Nominating and Governance	Executive

Betsy Z. Cohen				X
Daniel G. Cohen				Chairman
Walter T. Beach	X	Chairman
Michael J. Bradley	X
Matthew Cohn	Chairman		X
William H. Lamb		X	Chairman
Frank M. Mastrangelo				X
Joan Specter		X	X
Meetings held in 2011	8	2	1	0

Audit Committee. The Audit Committee is appointed by the Board of Directors to assist Board of Director oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also prepares the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Each member of the Audit Committee meets the independence standards for audit committee members set forth in applicable NASDAQ rules, as well as those set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended  (the “Exchange Act”. The Board of Directors has determined that Mr. Beach qualifies as an “audit committee financial expert” as that term is defined in applicable rules and regulations under the Exchange Act.

The Company has adopted a written charter for the Audit Committee and audit and non-audit services pre-approval guidelines. The Audit Committee Charter is available on the Company’s website at https://secure.thebancorp.com/ir.asp. Copies of the Audit Committee Charter may also be obtained, free of charge, by writing to The Bancorp, Inc., Attention: Andres Viroslav, Investor Relations, 409 Silverside Road, Wilmington, Delaware 19809.

Nominating and Governance Committee. The Nominating and Governance Committee is appointed by the Board of Directors to (a) assist the Company and the Board of Directors in maintaining an effective and knowledgeable Board of Directors, including assisting the Board of Directors by identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders and the directors to be appointed to each committee, and (b) develop and recommend for the Board of Director’s consideration governance guidelines for the Company. All of the members of this committee have been determined by the Board of Directors to be independent under applicable NASDAQ and Exchange Act rules.

The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. The Company describes the procedures for nominations by stockholders in “Stockholder Proposals and Nominations.” In evaluating candidates, the Nominating and Governance Committee considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements) and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Nominating and Governance Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee seeks to insure that the membership of the Board of Directors and each committee of the Board of Directors satisfies all relevant NASDAQ rules and applicable laws and regulations and all requirements of the Company’s governance documents. The Nominating and Governance Committee seeks to achieve a mixture of skills which are related to the Company’s business. The nature of the specific qualifications, qualities or skills that the Nominating and Governance Committee may look for in any particular director nominee depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board of Directors.

The Company has adopted a written charter for the Nominating and Governance Committee. The Nominating and Governance Committee Charter is available on the Company’s website at https://secure.thebancorp.com/ir.asp. A copy of the Nominating and Governance Committee Charter may also be obtained, free of charge, by writing to The Bancorp, Inc. Attention: Andres Viroslav, Investor Relations, 409 Silverside Road Wilmington Delaware 19809.

Executive Committee. The Executive Committee has the delegated authority to act in lieu of the Company’s Board of Directors in between meetings of the Board.

Compensation Committee. The Compensation Committee is appointed by the Board of Directors to have direct responsibility for approving the compensation of the Chief Executive Officer and certain other officers and the non-management directors of the Company as described in “Compensation Committee Report” and the related “Compensation Discussion and Analysis,” below. At all times during 2011, the Compensation Committee had direct responsibility for (a) administering the Company’s equity-based compensation plans and (b) reviewing any extraordinary compensatory payments to any employee of the Company.

The Company has adopted a written charter for the Compensation Committee.  The Compensation Committee Charter is available on the Company’s website at https://secure.thebancorp.com/ir.asp.  A copy of the Compensation Committee Charter may also be obtained, free of charge, by writing to The Bancorp, Inc., Attention: Andres Viroslav, Investor Relations, 409 Silverside Road, Wilmington, Delaware 19809.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee consisted of Messrs. Beach and Lamb and Ms. Specter during fiscal 2011. None of such persons was an officer or employee of the Company or any of its subsidiaries during fiscal 2011 or was formerly an officer of the Company. None of the Company’s executive officers has been a director or executive officer of any entity of which any member of the Compensation Committee was a director or executive officer during 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under the Code of Business Conduct, the Company has established a procedure regarding the review and approval of transactions that would be required to be reported under Item 404 of Regulation S-K. Under this procedure, the Audit Committee must approve any such transaction and find it to be on terms comparable to those available on an arms’-length basis from an unaffiliated third party, or find that it otherwise does not create a conflict of interest. The Code of Business Conduct exempts from the review and approval process any employment or other business connection of an officer, director, employee or affiliate with RAIT, Resource America, Inc., Brandywine Construction & Management, Inc., Institutional Financial Markets, Inc., the Bank and their affiliates. If the Audit Committee finds a conflict of interest to exist with respect to a particular transaction, that transaction is prohibited unless a waiver of the Code of Business Conduct is approved by the Audit Committee.

The Company entered into a sublease for office space in Philadelphia, Pennsylvania with RAIT commencing in October, 2000. The Chief Executive Officer of the Company and the Bank was the Chief Executive Officer of RAIT (from 1997 to December 2006) and its Chairman (from 1997 through 2010). The former Chief Executive Officer of RAIT (from December 2006 to February 2009), who was also a RAIT trustee, is the Chairman of the Company and a director and Chairman of the Executive Committee of the Bank. RAIT paid the Company approximately $306,000, $302,000 and $307,000 rent for the years ended December 31, 2011, 2010 and 2009, respectively.

The Company entered into a space sharing agreement for office space in New York, New York with Resource America Inc. commencing in September 2011. The Chairman of the Board of Resource America, Inc. is the father of the Chairman of the Board and the spouse of the Chief Executive Officer of the Company.  The Chief Executive Officer of Resource America is the brother of the Chairman of the Board and the son of the Chief Executive Officer of the Company. Rent expense is 50% of the fixed rent, real estate tax payment and the base expense charges.  Rent expense for 2011 was $59,000.

The Bank maintains deposits for various affiliated companies totaling approximately $88.8 million and $15.0 million as of December 31, 2011 and 2010, respectively.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2011, these loans were current as to principal and interest payments, and did not involve more than normal risk of collectability. At December 31, 2011, there were $32.4 million of outstanding loans to these related parties.

The Bank participated in a loan in the ordinary course of business in 2008 that was originated by RAIT. The outstanding participation has never been delinquent and amounted to $21.7 million at December 31, 2011. The Bank has a senior position on the loan.

During 2011, the Company executed security transactions through PrinceRidge, a brokerage firm in which the Company’s Chairman is a principal.  A total of $73.3 million of bonds rated AAA by at least one rating agency were purchased from that firm at market, the market price having been confirmed by an independent security advisor. Of that total, $50.6 million were commercial mortgage-backed securities, $13.7 million were mortgage-backed securities and $9.0 million were Small Business Administration securities.  A $3.0 million purchase of stock in a publicly traded investment company was also made through PrinceRidge.  The Company does not pay a separate fee or commission to PrinceRidge. We do not have information as to PrinceRidge’s actual profits or losses. All of the purchases were classified as available for sale.

PROPOSAL 2. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law by President Obama on July 21, 2010, requires public companies to provide their stockholders with a non-binding vote to approve executive compensation at least once every three years. The Company is providing this stockholder advisory vote on its executive compensation in accordance with Section 14A of the Exchange Act and new Exchange Act Rule 14a-21(a), which the SEC issued on January 25, 2011 in order to implement the Dodd-Frank Act’s requirement.

The Board of Directors Supports a Say-On-Pay Vote, and Will Consider the Results Carefully

The Company provided stockholders with an advisory vote on its executive compensation program at its 2010 and 2011 annual meetings. At its 2010 meeting, 89% of the votes cast approved the 2009 executive compensation program. At its 2011 meeting, 69% of the votes cast approved the 2010 executive compensation program. The Compensation Committee and the Board of Directors believe the results of these say-on-pay votes reflect the Company’s stockholders’ affirmation of the executive compensation program. The Board of Directors values the Company’s stockholders’ opinion. As in 2010 and 2011, the Board of Directors intends to evaluate the results of the 2012 vote carefully when making future decisions regarding compensation of the named executive officers.

Compensation of Named Executive Officers

As described in the Compensation Discussion and Analysis (“CD&A”) below, the Compensation Committee has developed an executive compensation program designed to align the long-term interests of the Company’s named executive officers with the long-term interests of its stockholders. The disclosure in the CD&A and the disclosure included in the section entitled “Executive and Director Compensation” below have been provided in response to the requirements of Item 402 of Regulation S-K and explain the compensation policies under which the Company paid its named executive officers for 2011.

Advisory or Non-Binding Effect of Vote

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or “non-binding” vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors about certain issues, like executive compensation. The Board of Directors is not required by law to take any action in response to the stockholder vote. However, the Board of Directors values the Company’s stockholders’ opinion, and the Board of Directors intends to evaluate the results of the 2012 vote carefully when making future decisions regarding compensation of the named executive officers. The Company believes that providing its stockholders with an advisory vote on its executive compensation program will further enhance communication with stockholders, while also meeting the Company’s obligations under the Dodd-Frank Act and the SEC’s rules.

Resolution

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the 2011 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

General

The Company is required to provide information regarding the compensation program in place for its Chief Executive Officer, Chief Financial Officer and its three other most highly-compensated executive officers. The Company must also provide compensation information for up to two additional individuals who would have been included but for the fact that they were not executive officers at the end of the fiscal year. This discussion refers to the Company’s Chief Executive Officer, Chief Financial Officer, the other three most highly-compensated executive officers and the Company’s former Chief Financial Officer as the “Named Executive Officers” or “NEOs.” This discussion should be read in conjunction with the detailed tables and narrative descriptions under “Executive and Director Compensation.”

The Compensation Committee is responsible for formulating and presenting recommendations to the Board of Directors with respect to the compensation of the Company’s NEOs. The Compensation Committee is also responsible for administering the Company’s employee benefit plans, including incentive plans. The Compensation Committee is comprised solely of independent directors.

Executive Summary

The Company’s compensation policies are intended to provide appropriate compensation packages to motivate, reward, attract and retain talented and experienced executive officers while at the same time controlling the Company’s compensation costs. The primary components of the Company’s executive compensation program have historically been base pay, annual cash bonuses and equity-based compensation. The Compensation Committee generally determines compensation amounts for individual NEOs for 12 month periods beginning on particular review dates. The review for NEOs was conducted in August 2011. The compensation committee did not increase the base salary of any of the NEO’s in 2011 and did award stock options vesting ratably over a period of four years.  Salaries were higher in 2011 compared to 2010 as shown in the compensation table as a result of the full year impact of increases in June 2010.

In establishing compensation for the Company’s NEOs, the Compensation Committee is focused on performance based compensation (“pay for performance”) and weights stock option grants accordingly.  While theoretical compensation expense is shown in the compensation tables, compensation will result only to the extent the stock price increases, whereby all shareholders will benefit.   The Compensation Committee utilizes certain criteria which it believes will create long term shareholder value. It evaluates the overall performance of the Company, the performance of the Company relative to the performance of the national and regional economies, the performance of the Company in comparison with its peers, and the contributions of the respective NEOs to the Company’s performance. In addition, for base salary, the Compensation Committee evaluates a NEO’s base salary relative to the base salary being paid to persons in a similar positions within a peer group of institutions, seeking to maintain a competitive average, taking into account an NEO’s performance as well as his or her seniority. The Compensation Committee believes that, by focusing on an NEO’s overall performance rather than pre-set criteria, the Company substantially lessens the risk of a NEO taking actions intended to increase his or her compensation without due regard for potential adverse impacts on the Company.

Compensation Objectives and the Focus of Compensation Awards

The Compensation Committee believes that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. Executive officers are rewarded in order to attract and retain highly qualified individuals and to motivate them to perform in a manner that maximizes corporate performance.

The Company’s executive compensation program consists of three elements to reward and motivate its executive officers in line with the Compensation Committee’s objectives described above:

•	base salary;

•	bonuses to the extent not prohibited; and

•	long-term equity incentives reflected in grants of stock options, restricted stock awards and phantom units

The Compensation Committee annually reviews the Company’s mix of short-term performance incentives versus longer-term incentives. The Compensation Committee has not established set percentages of short-term versus long-term incentives. Instead, it looks to provide a reasonable balance of those incentives, while emphasizing stock options to promote pay for performance. The Compensation Committee’s policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and its stockholders. As discussed in “Specific Elements of the Compensation Program,” below, the Company provides cash compensation in the form of base salary to meet competitive salary norms and rewards superior performance on an annual basis in the form of bonus compensation.  The Company also provides non-cash compensation to reward superior performance in assisting the Company in meeting its long-term strategic goals.

The Compensation Committee also “benchmarks” the Company’s compensation programs to a peer group of banking institutions based upon its review of financial statements and other publicly available data. The peer group institutions consist of the following:

Lakeland Bancorp, Inc.	Univest Corporation of Pennsylvania	Bryn Mawr Bank Corporation
Royal Bancshares of Pennsylvania	Metro Bancorp, Inc.	VIST Financial Corp.
WSFS Financial Corporation

The level of an institution’s total assets is the primary factor the Compensation Committee considers in establishing the peer group.

Although considerable knowledge about the competitiveness of the Company’s compensation programs is gained through the benchmarking process, the Compensation Committee recognizes that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist. The Compensation Committee believes that the combination of short and long-term compensation that the Company provides fulfills its objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. The Compensation Committee also believes that the Company’s incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing the Company to maintain controls over its compensation costs.

Compensation Methodology

The Compensation Committee ordinarily determines compensation amounts for individual NEOs for 12 month periods. In 2011, the review date for the Company’s Chief Executive Officer and other NEOs was August. In the case of annual bonus and long-term incentive compensation, the Compensation Committee determines the amount of awards based on the then concluded fiscal year. The Compensation Committee has the discretion to issue compensation awards at other times during the fiscal year. Each year, the Chief Executive Officer provides the Compensation Committee with key elements of both the Company’s and the NEOs’ (other than the Chief Executive Officer’s) performance as well as recommendations to assist it in determining compensation levels.

Specific Elements of the Compensation Program

Below are the specific elements of the Company’s compensation program for executive officers.

Salary. The Company believes that it is important to maintain a competitive salary structure in order to retain its existing qualified executive officers and a base pay structure consistent with similarly situated executives at similarly sized banking institutions. The Company believes that a key objective of its salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, taking into account performance as well as seniority.

Base salaries are paid to executive officers on a bi-weekly basis, and are reviewed annually by the Compensation Committee as described in “Compensation Methodology,” above. The Compensation Committee determines if any base pay changes should be made for executive officers. In 2011, the Compensation Committee awarded no increase in base pay, after having done so in 2010 and 2009 for the Chief Executive Officer and the other NEOs. Base pay change, if any, is normally determined after considering:

•	the executive’s total itemized compensation for the prior year;

•	the executive’s current base pay position relative to the peer group;

•	the Company’s performance and the individual’s contribution to that performance for the prior year; and

•
national and regional economic conditions, their effect upon the Company and how the executive has dealt with them within his or her area of responsibility.

With respect to base salary increases in 2010 and 2009, the following items were considered:

• No bonuses were paid to executives in 2010 or 2009.
• No stock options were granted in 2009.
• In 2008, base salaries were generally maintained at prior year levels.

Bonus. Bonuses are designed to motivate executives by rewarding performance. The Compensation Committee considers the Company’s financial performance, including growth, return on assets, return on equity, the efficiency ratio and earnings per share. As with base salary, the Compensation Committee also considers national and regional economic conditions. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to the annual bonus of the other executive officers, based on their respective contributions to the performance of the areas for which they are responsible. In 2011, no bonuses were paid.

Long-Term Incentive Compensation. Long-term incentives are provided to executive officers through The Bancorp, Inc. Stock Option and Equity Plan of 2011 (the “2011 Plan”). The 2011 Plan permits the grant of stock options, restricted stock awards, stock appreciation rights and phantom units. Stock options previously have been granted to executive officers at exercise prices equal to the then current market price of the Company’s Common Shares. Options and restricted stock awards under the 2011 Plan are granted on a discretionary basis taking into account the Company’s financial performance and each executive’s contribution to such performance. Overall, the objective of long-term incentive compensation awards is to tie the interests of executive officers directly to increases in stockholder value. In 2009, no long term incentive compensation was awarded. Stock options were awarded to each NEO, in varying amounts, in 2011 and 2010.

Compensation Risk Analysis

As a bank regulated by the FDIC and the State of Delaware, the Company adheres to defined risk guidelines, practices and controls to ensure the safety and soundness of the institution.  The Company’s management and Board of Directors conduct regular reviews of its business to ensure that it is operating within appropriate regulatory guidelines and appropriate practice, supplemented by its internal audit function.

During 2011, the Compensation Committee reviewed the Company’s compensation practices to ensure that (1) base salaries are appropriately competitive without a need to earn a higher level of bonus or incentive in order to earn adequate cash compensation; (2) the Company’s use of equity grants provides an effective and balanced focus between short- and long-term objectives; and (3) the Company offered an appropriate mix of cash and equity compensation to encourage appropriate decision-making and to facilitate the alignment of the interests of the Company’s senior executives with those of the Company and its stockholders.  In light of emerging requirements of the SEC and Federal Reserve Bank, the ultimate goal of the review was to assess the design, governance, and policies and procedures of the Company’s compensation structure to ensure that, as designed and executed, it does not motivate excessive risk-taking that could threaten the long-term value of the Company.

After conducting the review, the Compensation Committee concluded that the Company’s incentive programs do not motivate or encourage unnecessary or excessive risk taking. The Company will continue to review and monitor its compensation programs to ensure that they continue to not motivate excessive risk taking that could threaten the long-term value of the Company.

Determination of Compensation Amounts

In 2011, the Compensation Committee reviewed the compensation of the NEOs in August, although equity compensation can be awarded at any time in the Committee’s discretion. After consideration, the Compensation Committee concluded that no increases to base salary and no bonuses would be awarded.  Options were granted because it was concluded that they were the instrument that best aligned to shareholder value and balanced issues of profitability and appropriate risk management.

At this time in the history of financial services the Compensation Committee believes that adjusted operating earnings and long term shareholder value, rather than shorter term movements in stock price, should be emphasized in the chief executive officer’s compensation methodology. The Compensation Committee believes that pay for performance should be emphasized. The Committee considers stock options as its primary pay for performance component. While stock option expense is recognized in the compensation table on the basis of theoretical value, no earnings on stock options will be realized by the recipient unless all shareholders are rewarded by an increase in stock price. Thus, the full amount of stock option compensation will be wholly dependent on the Company’s stock price. To further tie stock option grants to pay for performance, all options require a four year period over which such options ratably vest.  To emphasize the importance of the pay for performance stock option component, a bonus has not been paid for five years. Compensation, excluding stock options, was increased only 2% in 2011 compared to 2010, to further emphasize the pay for performance component of stock option grants.  The increase in total compensation between those years in the “Summary Compensation Table” reflected the full year impact of an increase in salary which was granted in 2010.The Committee did not increase the chief executive officer’s base salary for the twelve month period ended December 31, 2011.  The Compensation Committee concluded that no increase in base salary would be made in 2011, as it wished to increase the weighting of stock options, which would result in compensation only if the shareholders were benefited by an increase in stock price.

In its evaluation, the Compensation Committee considered the following quantifiable measures which support growth in longer term shareholder value. Adjusted operating earnings, as described in the Company’s press releases, had increased approximately 30% on a quarterly basis, in the two quarters preceding the grants.  In the two quarters of 2011 after the grants, the increases over the prior year quarters were higher than the 30% increases in the first two quarters of 2011.  Additionally, the Committee considered progress made in executing  management’s strategy emphasizing non- interest income over interest income principally through the development of its prepaid, or stored value, card division. Non- interest income had increased 63% over prior year periods in the two quarters prior to the grants and increased 54% for full year 2011. Further, the Committee considered statistics which show that contracts and new  relationships for prepaid card fees, which is the most significant element of non- interest income growth, require multiple year periods in which expense is incurred, prior to generating revenue. The Committee also reviewed the costs of the prepaid card-related infrastructure build-out, which represented significant fixed costs which can be used to generate larger fee growth. Related historical statistics were reviewed which validated the Committee’s view. Such expenses included significant compliance and customer service-related costs which were being incurred for “best in class” performance and, based on historical statistics and projections, would be leveraged against higher revenues. Additionally, the Company continued to execute its strategy of growing low cost deposits and, as a result, its overall deposit costs for 2011 were significantly lower than its peers. While the rate environment in 2011did not fully reflect the related benefit of lower cost deposits, it was concluded that long-term shareholder value continued to be increased through such low cost deposit growth. Accordingly, the Committee concluded that a balanced view of long term shareholder value versus current stock price should be considered in its decisions. It decided that a bonus would not be paid and that total non-stock option compensation would be increased modestly (approximately 2%) so that compensation awards would principally reflect the long-term nature and value of the strategies being executed by management.  The Committee noted in particular that options would result in actual compensation being realized by the recipient only if there were an increase in the Company’s stock price which would benefit all shareholders.  The Compensation Committee also determined to continue to monitor progress in managing the growth in non-interest income’s impact on operating earnings and net income which would be a primary determinant of any future bonus awards.

As an adjunct to increased emphasis on pay for performance, the Compensation Committee reports that in August 2011, the Board adopted a compensation recoupment policy recommended by the Committee as follows:

Compensation Recoupment Policy

The compensation recoupment policy applies if the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Compensation Committee will determine, in its discretion, whether (1) named executive officers, regardless of whether they were directly responsible for the restatement, or (2) all other recipients of cash-based or equity-based incentive compensation who were directly responsible for the restatement, have received any cash-based or equity-based incentive compensation that they would not have been entitled to receive under the restated results. The Compensation Committee then will take such actions as it deems necessary or appropriate, depending on all the facts and circumstances as determined during its review, including (i) the recoupment of all or part of any such excess compensation, (ii) recommending disciplinary actions to the Board, up to and including termination, and/or (iii) the pursuit of other available remedies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above and has discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Walter T. Beach, Chairman
William H. Lamb
Joan Specter

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the NEOs for the years ended December 31, 2011, 2010 and 2009.

					Change in
					pension
					value and
					nonqualified
					deferred	All other
				Option	compensation	compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	awards ($)	earnings ($)	($)	Total ($)
				(1)	(2)	(3)
Betsy Z. Cohen	2011	525,000	-	324,900	84,738	11,510	946,148
Chief Executive Officer	2010	499,999	-	1,270,800	105,076	1,143	1,877,018
	2009	470,192	-	-	26,379	1,981	498,552

Paul Frenkiel (4)	2011	257,199	-	137,180	-	8,274	402,653
Chief Financial Officer/	2010	234,730	-	315,220	-	5,319	555,269
Secretary	2009	46,080	-	-	-	1,231	47,311

Frank M. Mastrangelo	2011	410,000	-	180,500	-	20,154	610,654
President/Chief Operating	2010	397,115	-	662,600	-	16,843	1,076,558
Officer	2009	360,885	-	-	-	19,321	380,206

Arthur Birenbaum	2011	395,000	-	137,180	-	14,669	546,849
Executive Vice President	2010	374,830	-	445,420	-	14,758	835,008
Commercial Loans	2009	387,372	-	-	-	16,008	403,380

Donald F. McGraw Jr.	2011	265,000	-	122,740	-	14,654	402,394
Executive Vice President	2010	257,115	-	358,560	-	14,719	630,394
and Chief Credit Officer	2009	232,499	-	-	-	16,023	248,522

(1)
The column reflects the aggregate grant date fair value of stock options respectively granted during each of the last three fiscal years in accordance with FASB ASC Topic 718.  There were no stock awards made during that period.

(2)	Represents the change in the present value of the accumulated benefit of the Supplemental Executive Retirement Plan established for the benefit of Mrs. Cohen.

(3)
Represents the aggregate dollar amount for each NEO for perquisites and other personal benefits, the Company’s contributions to its 401(k) savings plan and insurance premiums. The following table describes the components of the “All Other Compensation” column in the Summary Compensation Table.

Other Compensation

		Company		Perquisite:
		contributions to		personal
		the 401K		use of
		savings	Insurance	Company
Name and Principal Position	Year	plan ($)	premiums ($)	car ($)	Total ($)
Betsy Z. Cohen	2011	8,250	3,260	-	11,510
Chief Executive Officer	2010	-	1,143	-	1,143
	2009	-	1,981	-	1,981

Paul Frenkiel	2011	7,500	774	-	8,274
Chief Financial Officer/	2010	4,545	774	-	5,319
Secretary	2009	1,038	193	-	1,231

Frank M. Mastrangelo	2011	8,250	180	11,724	20,154
President/Chief Operating	2010	8,250	187	8,406	16,843
Officer	2009	8,250	180	10,891	19,321

Arthur Birenbaum	2011	5,844	414	8,411	14,669
Executive Vice President	2010	5,917	430	8,411	14,758
Commercial Loans	2009	5,853	414	9,741	16,008

Donald F. McGraw Jr.	2011	5,829	414	8,411	14,654
Executive Vice President	2010	5,878	430	8,411	14,719
and Chief Lending Officer	2009	5,868	414	9,741	16,023

(a)
Under SEC rules, the Company is required to identify and quantify in a footnote (i) all perquisites and other personal benefits for a an NEO if the total for that individual equals or exceeds $10,000 and (ii) each element of All Other Compensation (other than perquisites and other personal benefits) if the value of such element equals or exceeds $10,000. Mr. Mastrangelo’s, Mr. Birenbaum’s and Mr. McGraw’s company car expense is based on the depreciation expense on the car for each of 2011, 2010 and 2009. Executives are taxed on the imputed income attributable to personal use of Company cars (including commuting) and do not receive tax assistance from the Company with respect to these amounts.

(4)	Mr. Frenkiel was named Chief Financial Officer in September 2009.

Grants of Plan-Based Awards

		All other		Grant date
		option awards:		fair value
		number of	Exercise or base	of stock
		shares	price of	and
		underlying	option	option
	Grant date	options (#)	awards ($/sh)	awards ($/sh)
Betsy Z. Cohen	8/11/11	90,000	7.36	3.61

Paul Frenkiel	8/11/11	38,000	7.36	3.61

Frank M. Mastrangelo	8/11/11	50,000	7.36	3.61

Arthur Birenbaum	8/11/11	38,000	7.36	3.61

Donald F. McGraw, Jr.	8/11/11	34,000	7.36	3.61

Employment Agreement

Employment Agreement. The Company has entered into one employment agreement, dated April 20, 2005 and amended December 10, 2008, with Betsy Z. Cohen, its Chief Executive Officer. The material terms of this agreement are described below. Information concerning estimated payments pursuant to the post-termination and severance provisions of this agreement are discussed in “Potential Payments on Termination or Change-In-Control,” below.

The employment agreement with Mrs. Cohen has an effective date of January 1, 2005 and provides that she will devote such time to the Company as is reasonably required to fulfill her duties. Under the agreement, Mrs. Cohen will receive an annual base salary to be determined by the Compensation Committee. Mrs. Cohen is also eligible for bonuses as determined by the Compensation Committee. The agreement has a term of five years that is automatically renewed so that, on any day that the agreement is in effect, it will have a then current term of five years. The Company may terminate Mrs. Cohen without cause or Mrs. Cohen may resign for good reason upon sixty days’ notice. Additionally, upon or after a change of control of the Company, the Company may terminate Mrs. Cohen without cause or she may resign for good reason upon sixty days’ notice. Upon any such termination or resignation, Mrs. Cohen will be entitled to receive only the amount due to her under the Company’s severance pay plans, if any; provided that, if she executes a mutual release of claims with the Company, she will receive (a) a lump sum cash payment equal to one month of her base salary for each month she was employed by the Company, up to a maximum of five years, at the rate in effect immediately before her termination, and (b) a prorated bonus, if any, for the year in which the termination occurs. Mrs. Cohen may also resign upon thirty days’ notice in which event no further payments are due other than accrued benefits. If Mrs. Cohen is disabled for ninety consecutive days in any twelve month period, the Company may terminate her employment. If Mrs. Cohen’s employment terminates on account of disability, (a) the vesting of the Supplemental Executive Retirement Plan (“SERP”), described below, will accelerate, (b) Mrs. Cohen will receive any amounts of salary or bonus earned, accrued and owing but not paid and (c) Mrs. Cohen will receive a prorated bonus, if any, for the year in which the termination occurs. If Mrs. Cohen dies during her term of employment, the Company must pay her estate all amounts of salary and bonus earned, accrued and owing but not paid and a pro rated bonus, if any, for the year in which death occurs. The Company may terminate Mrs. Cohen’s employment at any time for cause. Upon termination for cause, Mrs. Cohen shall be entitled to any base salary and benefits accrued and earned before her termination.

The agreement defines “cause,” generally, as conviction of a felony, intentional and continuous failure to substantially perform duties or a breach of the confidentiality and intellectual property provisions of the agreement. The agreement defines “good reason,” generally, as the Company demoting Mrs. Cohen or materially reducing her duties, the Company requiring Mrs. Cohen to be based outside of Philadelphia, Pennsylvania, the failure of Mrs. Cohen to be elected to the Board of Directors or a material breach of the agreement by the Company. The agreement defines a “change of control,” generally, as having occurred if (a) any person becomes a beneficial owner of securities representing more than 25% of the voting power of the then outstanding securities or (b) the consummation of (i) a merger or consolidation of the Company where the directors of the Company immediately before the transaction constitute less than a majority of the board of directors of the surviving corporation or (ii) a sale or other disposition of all or substantially all of the assets of the Company or (c) during a period of two consecutive years, the incumbent directors cease for any reason to constitute at least two-thirds of the Board of Directors, provided that if either the election or nomination of any new director was approved by a vote of at least two-thirds of the incumbent directors before such election or nomination, the new director will be considered a member of the incumbent directors.

The employment agreement provides for the establishment of a SERP for Mrs. Cohen. Mrs. Cohen became fully vested in the amount of the SERP benefit earned and the benefit became fully accrued upon her attainment of age 70. The employment agreement requires the Company to establish a trust to serve as the funding vehicle for the SERP benefits and to make contributions to the trust in such amounts or in such number of the Common Shares as the Company reasonably determines to be sufficient to provide the present value of the benefit as accrued at the time of the contribution. The value of this benefit is 100% of the average of Mrs. Cohen’s base salary over the 36 months during the term that provides the highest average except that the average may not exceed $300,000 nor be less than $150,000. Upon a change of control of the Company, the Company has agreed to immediately contribute to the trust an amount sufficient to permit the full payment of the SERP benefit due to Mrs. Cohen. Notwithstanding the establishment of a trust, the Company’s obligation to pay the benefit constitutes a general, unsecured obligation of the Company, payable out of its general assets, and the assets of the trust will be available to pay the claims of the Company’s creditors.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on the current holdings of stock options by the Company’s NEOs.

	Option awards
	Number of	Number of
	securities	securities
	underlying	underlying
	unexercised	unexercised	Option	Option
	options (#)	options (#)	exercise	expiration
	exercisable	unexercisable	price ($)	date
Betsy Z. Cohen	201,241	-	10.87	2/1/2014
	100,000	-	14.24	1/26/2015
	100,000	-	15.94	10/20/2015
	90,000	90,000	7.81	5/6/2020
	22,500	67,500	9.84	12/24/2020
	-	90,000	7.36	8/11/2021

Paul Frenkiel	12,500	12,500	7.81	5/6/2020
	9,500	28,500	9.84	12/24/2020
	-	38,000	7.36	8/11/2021

Frank M. Mastrangelo	25,000	-	11.00	9/17/2013
	28,748	-	10.87	2/1/2014
	12,500	-	14.24	1/26/2015
	25,000	-	15.94	10/20/2015
	45,000	45,000	7.81	5/6/2020
	12,500	37,500	9.84	12/24/2020
	-	50,000	7.36	8/11/2021

Arthur Birenbaum	10,000	-	10.00	4/16/2012
	20,000	-	10.00	12/20/2012
	17,249	-	10.87	2/1/2014
	10,000	-	14.24	1/26/2015
	13,750	-	15.94	10/20/2015
	27,500	27,500	7.81	5/6/2020
	9,500	28,500	9.84	12/24/2020
	-	38,000	7.36	8/11/2021

Donald F. McGraw Jr.	1,000	-	11.00	9/17/2013
	5,749	-	10.87	2/1/2014
	5,000	-	14.24	1/26/2015
	2,500	-	15.94	10/20/2015
	20,000	20,000	7.81	5/6/2020
	8,500	25,500	9.84	12/24/2020
	-	34,000	7.36	8/11/2021

Option Exercises and Stock Vested

The NEOs did not exercise any stock options and no stock awards vested in fiscal 2011.

Pension Benefits

The following table provides information about Mrs. Cohen’s SERP, which is described above. See “Executive and Director Compensation—Employment Agreement” and Note K to the Company’s financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC. The Company does not have any other pension plan.

Name	Plan name	Present value of accumulated benefits	Payments during the last fiscal year
Betsy Z. Cohen	Supplemental Executive Retirement Plan	$3,000,000	$0

Potential Payments on Termination or Change-In-Control

As described under “Executive and Director Compensation—Employment Agreement,” the Company has entered into an employment agreement with its Chief Executive Officer which provides for payments and other benefits if the Chief Executive Officer’s employment with the Company is terminated under circumstances specified in her agreement, including a “change in control” of the Company (as defined in the agreement). The Chief Executive Officer’s rights upon the termination of her employment will depend upon the circumstances of the termination. The table below summarizes these rights and the amount of any payments and benefits due under the specified circumstances.

	Termination without Cause (1) (2)	Resignation for Good Reason (1) (2)	Change in Control (1)	Tax Gross-Up
Severance Payments (3)	$2,625,000	$2,625,000	$2,625,000	$1,413,461
SERP Benefit (4)	3,000,000	3,000,000	3,000,000	—

(1)
Assumes that Mrs. Cohen executes and does not revoke a written mutual release in a form acceptable to the Company of any and all claims against the Company or Mrs. Cohen relating to matters arising out of her employment by the Company. Without this release, Mrs. Cohen would only be entitled to any amounts due under the Company’s severance pay plan, if any. As of the date of this proxy statement, the Company did not have a severance pay plan.

(2)	Mrs. Cohen would also be entitled to any base salary that was accrued as of the date of her termination.

(3)	Equal to five times Mrs. Cohen’s base salary at the date of termination (assumed to be $525,000).

(4)	Represents the value of Mrs. Cohen’s SERP calculated as of December 31, 2011.

With the exception of the SERP benefit, if any of the above payments are deemed to constitute a “parachute payment” as defined in Section 280(g) of the Internal Revenue Code, Mrs. Cohen must also be paid an amount in cash equal to the sum of the excise taxes payable by her by reason of receiving such payment plus the amount necessary to put her in the same after-tax position as if no excise taxes had been paid.

Director Compensation Table

The following table provides information concerning the compensation of the Company’s non-employee directors for fiscal 2011. Directors who are employees or officers of the Company receive no compensation for their services as members of the Board of Directors or any committees. Each non-employee director, except for Mr. Cohen, received an annual retainer of $55,000. Each non-employee director, except for Mr. Cohen, also receives $500 for each meeting of a committee of the Board of Directors he or she attends; the Chairman of the Audit Committee receives $1,500 for each committee meeting attended; and the chairmen of the other committees receive $1,000 for each committee meeting attended. Each non-employee director received options to purchase 5,000 common shares, except for Mr. Cohen, who received options to purchase 50,000 common shares.  These awards have been valued using the Black Scholes option model in the table below. However, no compensation will result unless the stock price increases over the market value as of grant date.

	Fees earned
	or paid	Option	All other
Name	in cash ($)	Awards ($)	Compensation ($)	Total ($)
Walter T. Beach	61,000	19,565	-	80,565
Michael J. Bradley	59,000	19,565	-	78,565
D. Gideon Cohen	225,000 (1)	180,500	-	405,500
Matthew Cohn	67,000	19,565	-	86,565
William H. Lamb	56,000	19,565	-	75,565
James J. McEntee III	55,000	19,565	-	74,565
Linda Schaeffer	55,000	19,565	-	74,565
Joan Specter	56,000	19,565	-	75,565

(1)
As Mr. Cohen received $225,000 in cash and options to purchase 50,000 common shares for his service as Chairman and Chairman of the Executive Committee of the Board of Directors. The greater compensation for this position reflects the strategic and other responsibilities of Mr. Cohen in various significant areas of the Company, including capital markets.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Annual Report on Form 10-K”):

(1)	the Audit Committee reviewed and discussed the audited financial statements included in the 2011 Annual Report on Form 10-K with the Company’s management;

(2)
the Audit Committee discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by Statement of Accounting Standards (SAS) 61 (as updated by SAS 114 The Auditor’s Communication With Those Charged With Governance);

(3)
the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence; and

(4)
based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the 2011 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors of the Company has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, and the Exchange Act (collectively, the “Acts”), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Matthew Cohn, Chairman
Walter T. Beach
Michael J. Bradley

PROPOSAL 3. APPROVAL OF ACCOUNTANTS

The Board of Directors unanimously recommends that the stockholders approve the selection of Grant Thornton LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2012. Representatives of Grant Thornton are expected to be present at the Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents the aggregate fees billed by Grant Thornton for each of the services listed below for each of the Company’s last two fiscal years.

	2011	2010
Audit Fees (1)	$580,882	$461,230
Audit-Related Fees (2)	18,112	22,000
Tax Fees (3)	43,665	82,690
All Other Fees (4)	—	—
Total	$642,659	$565,920

(1)
Audit fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton in connection with its audit of the Company’s consolidated financial statements and its limited reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years.

(2)
Audit-related fees consisted of the aggregate fees billed for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not disclosed under “Audit Fees” above.

(3)	Tax fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning in 2011 and 2010.

(4)
All other fees would consist of the aggregate fees billed for products and services provided by Grant Thornton other than the services described under audit fees, audit-related fees and tax fees; however, no such products and services were provided in 2011 or 2010.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. None of the audit-related and tax services described above were subject to this Rule and the approval procedures set forth therein. All services provided to the Company by Grant Thornton in 2010 and 2009 were pre-approved by the Audit Committee.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all Common Shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under the rule, proposals submitted for inclusion in the Company’s proxy statement for its 2013 annual meeting of stockholders must be received by the Company’s Secretary on or before the close of business on December 12, 2012.  Additionally, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on a stockholder proposal received before February 15, 2013 if we briefly describe the matter in the proxy statement and how management’s proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

Stockholders who wish to submit their recommendations for director candidates to the Nominating and Governance Committee should send their written recommendation to the Company’s executive offices, The Bancorp, Inc., Attention: Nominating and Governance Committee Chairman, 409 Silverside Road, Wilmington, Delaware 19809. These stockholders must represent that they are stockholders of the Company and will remain so through the date of the relevant annual meeting of stockholders of the Company and include the written consent of the person so recommended to serve as a director if nominated and elected and to provide such information as the Nominating and the Governance Committee may request, as well as a description of the nominee’s background and qualifications. All stockholder recommendations received by the Nominating and Governance Committee will be reviewed at the first meeting of the Nominating and Governance Committee held after receipt of the recommendation. The Nominating and Governance Committee will consider nominees recommended by security holders for the 2013 annual meeting if submitted as described above by December 12, 2012.

ANNUAL MEETING OF STOCKHOLDERS OF

THE BANCORP, INC.

May 7, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at -http://www.snl.com/IRVVeblinkX/GenPage.aspx?IlD=4054569&gkp=203269

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: [x]

1.	Election of Directors	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	Betsy Z. Cohen Daniel G. Cohen Walter T. Beach Michael J. Bradley Matthew Cohn William H. Lamb Frank M. Mastrangelo James J. McEntee III	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮		Linda Schaeffer	⁮	⁮	⁮

						Joan Specter	⁮	⁮	⁮

					2.	Proposal to approve a non-binding advisory vote on the Company’s 2011 compensation program for its named executive officers.	⁮	⁮	⁮

					3.	Proposal to approve the selection of Grant Thornton LLP as independent public accountants for the Company for the fiscal year ending December 31, 2012.	⁮	⁮	⁮

					4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" election of the Directors and "FOR" proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
⁮

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2012
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Betsy Z. Cohen, Frank M. Mastrangelo and Paul Frenkiel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the Common Shares of The Bancorp, Inc. held of record by the undersigned on March 9, 2012, at the Annual Meeting of Stockholders to be held at 1818 Market Street, 28th Floor, Philadelphia, PA 19103, on May 7, 2012, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)